Exhibit 10.6

SECOND AMENDMENT TO EXECUTIVE BENEFIT AGREEMENT

This Second Amendment to Executive Benefit Agreement (the "Amendment”) is made and entered into as of __________, 2014 ("Effective Date") by and between Symmetry Medical, Inc., a Delaware corporation (the "Company"), and Thomas J. Sullivan ("Executive").

WITNESSETH

WHEREAS, Company and Executive have entered into an Employment Agreement consisting of an Offer Letter and Executive Benefit Agreement, both of which were dated as of January 3, 2011, and which were subsequently amended on August 2, 2012 (collectively they constitute the "Agreement"), and

WHEREAS, Company wishes to reward Executive for his outstanding performance and provide him and his family with security and comfort that Company will provide him with certain benefits in the event his employment is ever terminated;

WHEREAS, Company has entered into that certain Agreement and Plan of Merger dated August 4, 2014 ("Merger Agreement") by and among Company, TecoStar Holdings, Inc., a Delaware corporation, Tecomet Inc., a Massachusetts corporation ("Buyer"), and TecoSym Inc., Delaware corporation, which Merger Agreement provides for the acquisition of 100% of Company's outstanding common stock by Buyer and the separation of Symmetry Surgical, Inc., the Company's wholly-owned subsidiary, as a stand-alone public entity ("Symmetry Surgical") pursuant to that certain Separation Agreement dated August 4, 2014 by and between Company and Racecar Spinco Inc., a Delaware corporation ("Separation Agreement")), subject to the terms and conditions of the Merger Agreement (the "Acquisition");

WHEREAS, Company and Executive desire to revise the severance benefits set forth in the Agreement to provide for (i) certain reduced severance benefits (and payments in the form of Company stock) in the event that (a) the Acquisition is consummated and (b) Executive and Symmetry Surgical enter into a binding employment agreement effective as of the closing of the Merger Agreement, and (ii) to enable Executive to receive the greater of a scale-back or the net after-tax benefit in the event of the receipt of certain parachute payments upon a change in control;

NOW THEREFORE, for good and valuable consideration, including Executive’s continued employment with Company, the receipt and sufficiency of which is hereby acknowledged by the parties, and in consideration of the following mutual undertakings, the Agreement is amended as follows:

1.          Maintenance of Terms. Except to the extent specifically altered or amended by the terms of this Amendment, all terms of the Agreement shall remain in full force and effect.

2.          Bonus. The description of the "Bonus Plan" referenced in the Executive's Offer Letter is amended to add the following language to the end thereof:

"If the Acquisition is consummated and Executive is entitled to a payment in respect of any incentive bonus plan or similar plan for 2014, no such amounts shall be paid by the Company to the extent that the payment of such amounts has been assumed by Symmetry Surgical, Inc. under the terms of the Merger Agreement. For the avoidance of doubt, if Executive is entitled to a payment under Section 4.b of the Executive Benefit Agreement, the amount of such payment shall be calculated to include target bonus amounts for 2014, regardless of whether such amounts are payable by the Company or Symmetry Surgical, Inc."

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3.          Severance Benefits. Section 4 of the Executive Benefit Agreement addendum to the Agreement, as amended, is deleted in its entirety and replaced with the following:

"4.   Severance Benefits. Following a termination of employment for any reason, Executive shall be paid, on the next regular payday, his earned but unpaid salary, at his then effective rate, for services performed through the date of termination and, within thirty (30) days following the termination, any earned but unpaid incentive bonus for any previous completed year. In addition, upon a Qualifying Termination, Executive shall receive the following benefits ('Severance Benefits'), less any amounts required to be withheld under applicable law, for twelve months following the Qualifying Termination (or such greater period as defined in Section 4.b below) (the 'Severance Period'), subject to the conditions set forth in this Amendment or the Agreement, Executive's execution of a Release Agreement, and the expiration of any revocation period therein related to a Qualifying Termination:

a.      Company shall pay to Executive an amount equal to the greater of 2.99 times: i) his average annual cash compensation over the current and prior four years (or such shorter period should Executive not have been employed by Company for five years at the time of a Qualifying Termination) and his target cash compensation for the then-current year, inclusive of his salary and bonus, or ii) his then current annual target cash compensation (calculated using a target bonus level at 100% of salary or such higher percentage as is subsequently implemented). In no event shall Executive's target base salary or target annual bonus prior to the Qualifying Termination be less than Executive's base salary and target annual bonus on the date of the Agreement or any higher amount established after the date of this Agreement. The payments due hereunder shall be made on Company's normal and customary pay days during the Severance Period.

b.     If the Qualifying Termination occurs within six (6) months preceding or twenty-four (24) months following a Change in Control, as defined in Section 4.g, then in lieu of the payments described in Section 4.a above, Company shall pay Executive an amount equal to 2.99 times the average of his prior five years W-2 compensation and target total compensation for the then-current year (with target bonus calculated at 100% of salary or such higher figure as is subsequently agreed to by the parties) or such shorter period should Executive not have been employed for such period. In no event shall Executive's target base salary or target annual bonus prior to the Qualifying Termination be less than Executive's base salary and target annual bonus on the date of the Agreement or any higher amount established after the date of this Agreement. Such amount shall be paid to Executive in a single lump sum within sixty (60) days of the date of the Qualifying Termination. If the Qualifying Termination occurs within six (6) months preceding or twenty-four (24) months following a Change in Control, as defined in Section 4.g, then the number of months in the Severance Period shall be twenty-four (24).

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c.     The following benefits and payments shall be provided during the Severance Period or such longer period provided herein. Company shall reimburse Executive for any amounts paid by Executive for COBRA continuation coverage for himself and his eligible dependents, reduced by an amount equal to the payments Executive made for such coverage immediately prior to the Qualifying Termination, no later than the next payroll date of Company that occurs after the date the premium for the month is paid by Executive. Such reimbursed premiums are intended to qualify for the exception from deferred compensation as a medical benefit provided in accordance with the requirements of Treas. Reg. §1.409A-1(b)(9)(v)(B). If Executive's right to COBRA continuation coverage ends because Executive has enrolled in a group medical plan offered by a subsequent employer, Executive's reimbursement under this subsection shall end at the same time. If Executive's COBRA continuation coverage expires because Executive has received the maximum of 18 months of continuation coverage, Company will continue to pay Executive the same monthly reimbursement amount for the remaining months in the Severance Period. Following the exhaustion of COBRA benefits, Company will provide to Executive and his eligible dependents a supplemental medical benefit plan that approximates the benefits provided to its employees under its group medical plan(s) as they exist from time to time (the 'Extended Health Benefits'). The Extended Health Benefits will be provided through the date that Executive or his spouse first become eligible for other health care benefits, including but not limited to those offered by another employer or the state or federal governments.

d.     Notwithstanding the preceding provisions of this Section 4 and except as otherwise specifically provided in this Section 4.d, if the Qualifying Termination occurs within six (6) months preceding or twenty-four (24) months following the consummation of the Merger Agreement, then in lieu of the payments and severance benefits described in Sections 4.a, 4.b and 4.c above, Company shall pay Executive an amount equal to Two Million Dollars ($2,000,000), payable in the form of (i) a grant of the maximum number of shares of Company's common stock permitted to be awarded to Executive as an Other Stock-Based Award under the terms of section 11 of Company's 2004 Equity Incentive Plan, as amended, but in no event to exceed Two Million Dollars ($2,000,000) in fair market value as of the date of such grant ('Severance Stock Award'), and (ii) a single lump sum payment equal to the excess of Two Million Dollars ($2,000,000) over the fair market value of the Severance Stock Award as of the date of grant of such award ('Severance Cash Award'). Notwithstanding the foregoing, if the Severance Stock Award is payable following the Effective Time (as defined in the Merger Agreement), Symmetry Surgical shall pay to the Executive, in lieu of the Severance Stock Award and the Severance Cash Award, an amount in cash equal to Two Million Dollars ($2,000,000) (the 'Post-Closing Payment'). The Severance Stock Award, the Severance Cash Award and the Post-Closing Payment, as applicable, shall be paid within sixty (60) days of the date of the Qualifying Termination. Notwithstanding the preceding provisions of this Section 4.d., if for any reason the Acquisition is not consummated, or the Merger Agreement is terminated or expires without the Acquisition having been completed, or Executive and Symmetry Surgical fail to enter into a binding employment agreement as of the effective time of the Acquisition, then (I) this Section 4.d of this Amendment shall be deemed null and void and of no force or effect, and no party to this Amendment shall have any rights or obligations under this Section 4.d, and (II) any Severance Stock Awards previously granted hereunder shall be immediately forfeited.

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e.     Notwithstanding anything to the contrary herein, if, as of the date Executive's employment terminates, Executive is a 'key employee' within the meaning of Section 416(i) of the Internal Revenue Code (the 'Code') and Company has stock that is publicly traded on an established securities market or otherwise, any payment that constitutes deferred compensation because of employment termination will be suspended until the first day of the seventh month following the month in which Executive's last day of employment occurs. 'Deferred compensation' means compensation provided under a nonqualified deferred compensation plan as defined in, and subject to, Section 409A of the Code.

f.      In the event that any benefits payable to Executive as a result of a Change in Control (i) constitute 'parachute payments' within the meaning of Section 280G of the Code, and (ii) but for this Section 4.f, would be subject to the excise tax imposed by Section 4999 of the Code, then any such parachute payments shall be provided to Executive either (a) in full, or (b) to such lesser extent which would result in no portion of such parachute payments being subject to the excise tax (the 'Cutback Amount'), whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, such excise tax and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by Executive, on an after-tax basis, of the greatest amount of the payment, notwithstanding that all or a portion of such payment may be subject to the excise tax under Code Section 4999. Unless Company and Executive otherwise agree in writing, any determination required under this Section 4.f will be made in writing by independent public accountants as Company and Executive agree (the 'Accountants'), whose determination will be conclusive and binding upon Executive and Company for all purposes. For purposes of making the calculations required by this Section 4.f, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision shall occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant for Executive’s equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

g.     As used in this Agreement, a 'Change in Control' of Company means:

i.            The acquisition by any individual, entity or group (a 'Person') of beneficial ownership of fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of Company;

ii.         The replacement of a majority of members of the Board of Directors during any 12-month period by members whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election;

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iii.       A reorganization, merger or consolidation (a 'Combination'), in each case, unless, following such Combination:

a.           more than fifty percent (50%) of the then combined voting power of the securities of the corporation resulting from such Combination is beneficially owned by all or substantially all of the individuals and/or entities who were the beneficial owners of the outstanding Company common stock immediately prior to such Combination in substantially the same proportions as their ownership of voting power immediately prior to such Combination, and

b.           at least a majority of the members of the board of directors of the corporation resulting from such Combination were members of Company's Board at the time of the execution of the initial agreement providing for such Combination;

iv.         A complete liquidation or dissolution of Company; or

v.           The sale or other disposition of all or substantially all of the assets of Company.

Despite any other provision of this Section 4.g to the contrary, an event shall not constitute a Change in Control if it does not constitute a change in the ownership or effective control, or in the ownership of a substantial portion of the assets of, Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and its interpretive regulations.

h.     As used herein, any voluntary resignation by Executive shall be for 'Good Reason' if the resignation follows any of these events: a material reduction in Executive's base salary or target bonus from its level as of the date of this Agreement or any higher level established hereafter (in a single or multiple reductions); a material reduction in Executive's duties or responsibilities from those that exist on the date of this Agreement or as established hereafter; or a material breach or repudiation by Company of its obligations under this Agreement or any other agreement prescribing the terms and conditions of his employment."

4.          Section 16 of the Executive Benefit Agreement addendum to the Agreement, as amended, is amended to add the following language to the end thereof:

"The parties acknowledge that the Severance Benefits payable under this Agreement, as amended, are intended to be exempt from or comply with Section 409A of the Code and the regulations and guidance promulgated thereunder to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

5.          In all other respects the Agreement shall be and remain unchanged.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed and delivered as of the date set forth above.

SYMMETRY MEDICAL, INC.

By:

Printed Name:

Title:

EXECUTIVE:

Thomas J. Sullivan

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